Exhibit 4.1

FIFTH AMENDMENT

to the

PREFERRED STOCK RIGHTS AGREEMENT

between

AVANEX CORPORATION

and

COMPUTERSHARE TRUST COMPANY, N.A.

formerly known as

EQUISERVE TRUST COMPANY, N.A.

This Fifth Amendment (the “Fifth Amendment”) to the Preferred Stock Rights Agreement is made and entered into as of January 27, 2009 between AVANEX CORPORATION, a Delaware corporation (the “Company”), and COMPUTERSHARE TRUST COMPANY, N.A., formerly known as EQUISERVE TRUST COMPANY, N.A., a national banking association, as Rights Agent (the “Rights Agent”).

R E C I T A L S

WHEREAS, the Company and the Rights Agent entered into the Preferred Stock Rights Agreement dated as of July 26, 2001, as amended as of March 18, 2002, May 12, 2003, May 16, 2005 and March 6, 2006 (the “Rights Agreement”);

WHEREAS, Section 27 of the Rights Agreement provides that, prior to the Distribution Date (as defined in the Rights Agreement), the Company may supplement or amend the Rights Agreement in any respect without the approval of any holders of Rights;

WHEREAS, the Company, Bookham, Inc., a Delaware corporation (“Bookham”), and Ultraviolet Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Bookham (“Merger Sub”), intend to enter into an Agreement and Plan of Merger and Reorganization (the “Reorganization Agreement”) pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”) and the outstanding shares of Common Stock of the Company will be converted into the right to receive shares of common stock of Bookham, upon the terms and subject to the conditions of the Reorganization Agreement;

WHEREAS, on January 27, 2009, the Board of Directors of the Company resolved to amend the Rights Agreement to, among other things, render the Rights inapplicable to the Merger and the other transactions contemplated by the Reorganization Agreement, and authorized the execution and delivery of this Fifth Amendment; and

WHEREAS, the Company intends to modify the terms of the Rights Agreement in certain respects as set forth herein, and in connection therewith, is entering into this Fifth Amendment and directing the Rights Agent to enter into this Fifth Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Capitalized Terms. All capitalized, undefined terms used in this Fifth Amendment shall have the meanings assigned thereto in the Rights Agreement.

2. Amendments.

(a) Section 1(a) of the Rights Agreement is hereby amended by adding the following new paragraph to the end of Section 1(a):

“Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, neither Bookham, Inc., a Delaware corporation (“Bookham”), nor any of its stockholders, Affiliates or Associates nor any other Person shall be deemed to be an Acquiring Person solely by reason of: (i) the approval, execution or delivery of, or the consummation of the transactions contemplated by the Agreement and Plan of Merger and Reorganization dated as of January 27, 2009 by and among Bookham, the Company and Ultraviolet Acquisition Sub, Inc., a wholly owned subsidiary of Bookham, including any amendment or supplement thereto (the “Bookham Reorganization Agreement”); (ii) the approval, execution or delivery of, or the consummation of the transactions contemplated by, any other agreement or document contemplated by the Bookham Reorganization Agreement, including any amendment or supplement thereto; or (iii) the announcement or consummation of the Merger (as defined in the Bookham Reorganization Agreement). In addition, notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, no Triggering Event, no Shares Acquisition Date and no Distribution Date shall be deemed to have occurred solely by reason of any of the foregoing.”

(b) Section 11 of the Rights Agreement is hereby amended by adding the following new paragraph to the end of Section 11:

“Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, no event requiring an adjustment to the Exercise Price, the number and kind of shares or other property covered by each Right or the number of Rights outstanding, or any other adjustment contemplated by Section 11 of the Rights Agreement, shall be deemed to have occurred solely by reason of: (i) the approval, execution or delivery of, or the consummation of the transactions contemplated by the Bookham Reorganization Agreement; (ii) the approval, execution or delivery of, or the consummation of the transactions contemplated by, any other agreement or document contemplated by the Bookham Reorganization Agreement, including any amendment or supplement thereto; or (iii) the announcement or consummation of the Merger (as defined in the Bookham Reorganization Agreement).”

3. Effective Date. This Fifth Amendment shall become effective as of the date first above written.

4. Effect of Amendment. Except as expressly provided herein, the Rights Agreement shall be and remain in full force and effect.

5. Governing Law. This Fifth Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without reference to the conflicts or choice of law principles thereof.

6. Counterparts. This Fifth Amendment may be executed in separate counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument.

7. Fax Transmission. A facsimile or other reproduction of this Fifth Amendment may be executed by one or more parties hereto, and an executed copy of this Fifth Amendment may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Fifth Amendment as well as any facsimile or other reproduction thereof.

8. Certification. The undersigned officer of the Company, being an appropriate officer of the Company and authorized to do so by resolution of the Board of Directors of the Company duly adopted and approved at a meeting held January 27, 2009, hereby certifies to the Rights Agent that this amendment is in compliance with Section 27 of the Rights Agreement.

IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Fifth Amendment to be duly executed as of the date first above written.

AVANEX CORPORATION

By:	/s/ Giovanni Barbarossa
Name:	Giovanni Barbarossa
Title:	CEO

COMPUTERSHARE TRUST COMPANY, N.A.

formerly known as

EQUISERVE TRUST COMPANY, N.A., as Rights Agent

By:	/s/ Katherine Anderson

Name:	Katherine Anderson

Title:	Group Manager